Exhibit 16.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

October 23, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Medicale Corp. (the Company) and issued reviews of their financial statements for the interim period ending June 30, 2023. On October 18, 2023, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 23, 2023, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado

PCAOB # 6778

October 23, 2023